Exhibit 99.2

For Immediate Release	Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201.444.7100

PRESS RELEASE

Stewardship Financial Corporation and Atlantic Stewardship Bank
Announce the Election of
Michael A. Westra as Chairman of the Board of Directors

Midland Park, NJ - April 18, 2018 - Stewardship Financial Corporation (Nasdaq: SSFN), and its subsidiary Atlantic Stewardship Bank announced the election of Michael A. Westra as Chairman of the Board of Directors for the Corporation and the Bank.

Michael A. Westra is President and General Manager of Wayne Tile Corporation, which engages in the import and wholesale and retail sale of tile and stone. Prior to joining Wayne Tile Corporation, Mr. Westra, as a certified public accountant, gained experience auditing national corporations. Mr. Westra brings to the Board of Directors in-depth knowledge of generally accepted accounting principles and auditing standards as well as insight into the local market area. He is a graduate of Calvin College, Grand Rapids, Michigan. Mr. Westra has been a director of the Corporation and the Bank since 2005 and has served as both Vice Chairman and Corporate Secretary of both the Corporation and the Bank at various times. Mr. Westra currently serves on the Audit Committee and the Nominating and Corporate Governance Committee.

President and Chief Executive Officer, Paul Van Ostenbridge stated, “Stewardship Financial Corporation and Atlantic Stewardship Bank welcome Michael A. Westra as Chairman. The Bank is entering its thirty-third year of providing superior financial services to the community under the committed leadership of the Board of Directors. As we transition to our new Chairman, we sincerely express gratitude to the outstanding contributions and foresight provided by Richard W. Culp who held the position of Chairman. We are fortunate to still have Director Culp serve on the Boards of the Corporation and the Bank as well as several Board Committees.”

About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. Established in 1985, ASB is a full-service commercial bank serving both individuals and businesses. The Bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total over $10.1 million.